EXHIBIT 23

Report of Independent Registered Public Accounting Firm

The Board of Directors
Ruddick Corporation:

We consent to the incorporation by reference in the registration statements No. 33-26302, No. 33-56567, No. 333-19085, No. 333-22659, No. 333-53671, No. 333-62768, No. 333-98265, No. 333-105665, No. 333-131927 and No. 333-143746 on Form S-8 of Ruddick Corporation and subsidiaries of our reports dated November 21, 2008, with respect to the consolidated balance sheets of Ruddick Corporation and subsidiaries as of September 28, 2008 and September 30, 2007, and related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 28, 2008, and the related financial statement schedule “Valuation and Qualifying Accounts and Reserves,” management’s assessment of the effectiveness of internal control over financial reporting as of September 28, 2008 and the effectiveness of internal control over financial reporting as of September 28, 2008, which reports appear in the September 28, 2008, annual report on Form 10-K of Ruddick Corporation.

As discussed in the Summary of Significant Accounting Policies, the Company adopted Financial Accounting Standards Board Staff Position 13-1, “Accounting for Rental Costs Incurred During a Construction Period” effective January 2, 2006. Additionally, the Company adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of September 30, 2007, and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” effective October 1, 2007.

/s/ KPMG LLP
Charlotte, North Carolina
November 21, 2008